EXHIBIT 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck Slone, Vice President-Government,
Investor and Public Affairs
(314) 994-2717
FOR IMMEDIATE RELEASE
Arch Coal Announces Pricing of Equity Offering
     ST. LOUIS (July 27, 2009) — Arch Coal, Inc. (NYSE:ACI) today announced that it has successfully priced its public offering of common stock. The offering was made pursuant to an automatically effective shelf registration statement on Form S-3 and prospectus previously filed with the Securities and Exchange Commission (SEC).
     The company announced that it has agreed to sell 17,000,000 shares of its common stock at a public offering price of $17.50 per share. The company has also granted the underwriters a 30-day option to purchase up to an additional 2,550,000 shares of its common stock on the same terms and conditions, solely to cover over-allotments, if any. The closing of the offering is subject to customary closing conditions, and the shares are expected to be delivered on July 31, 2009.
     The company plans to use the net proceeds of the offering to finance a portion of the $761.0 million purchase price for the previously announced acquisition of the Jacobs Ranch mining complex in Wyoming. The acquisition is expected to close in the third quarter of 2009. If the acquisition is not completed, the company intends to use the net proceeds from this offering for general corporate purposes, which may include the financing of future acquisitions, including lease-by-applications, or strategic combinations, capital expenditures, additions to working capital, repurchases, repayment or refinancing of debt or stock repurchases.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     BofA Merrill Lynch, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are the joint book-runners for the common stock offering.
     The company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Any offer of the shares referred to in this communication will be made only by means of a prospectus, including an applicable prospectus supplement, forming part of that registration statement. Before you invest, you should read that prospectus and the applicable prospectus supplement and other documents the company has filed or will file with the SEC for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
     The prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department, Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street 2/F, New York, New York 10014 or by telephone at (866) 718-1649, Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, by e-mail to batprospectusdept@citi.com or by calling (800) 831-9146 and J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002.
     St. Louis-based Arch Coal is one of the nation’s largest coal producers, with revenues of $3.0 billion in 2008. The company’s core business is providing U.S. power generators with cleaner-burning, low-sulfur coal for electric generation. Through its subsidiary operations, Arch provides the fuel for approximately 6 percent of the electricity generated in the United States.
     Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors contained in the prospectus and prospectus supplement related to the offering or otherwise described from time to time in the reports we file with the Securities and Exchange Commission.
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